UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2026

RYTHM, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Hicks Road, Suite 210
Rolling Meadows, IL	60068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 420-0020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RYM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Amendment to August 2025 License Agreement

As previously reported, on August 27, 2025, VCP IP Holdings, LLC (“VCP”), a wholly-owned subsidiary of RYTHM, Inc. (the “Company”), entered into a Trademark and Recipe License Agreement (the “August 2025 License Agreement”) with GTI Core, LLC (“GTI Core”), an indirect wholly-owned subsidiary of Green Thumb Industries Inc. (“Green Thumb”). Green Thumb is an indirect owner of approximately 33% of the outstanding shares of common stock of the Company, and Benjamin Kovler, Chairman and Chief Executive Officer of Green Thumb, serves as Chairman and Interim Chief Executive Officer of the Company. Under the August 2025 License Agreement, VCP granted to GTI Core a license to use certain intellectual property related to certain brands, including RYTHM, Beboe, Dogwalkers, Doctor Solomon’s, &Shine, and Good Green, in connection with GTI Core’s existing businesses. The consideration payable by GTI Core for the license rights consisted of a monthly license fee, payable in cash, based on sales of products using the licensed intellectual property.

On March 31, 2026, VCP and GTI Core entered into an amendment to the August 2025 License Agreement (the “August 2025 License Agreement Amendment”). Pursuant to the August 2025 License Agreement Amendment, commencing on April 1, 2026, the consideration payable by GTI Core for the license rights will consist of an annual cash fee of $64.0 million payable in monthly installments. The annual fee will be increased on January 1 of each year during the term of the August 2025 License Agreement, subject to an annual increase based on published consumer price index changes, subject to a maximum year-over-year increase of 10%. The August 2025 License Agreement Amendment was executed following discussions between the Company and the Nasdaq staff in order to ensure the Company’s compliance with Nasdaq Capital Market listing standards regarding revenue derived from the federally illegal cannabis industry.

Amendment to May 2025 License Agreement

As previously reported, on May 20, 2025, MC Brands LLC (“MC Brands”), a wholly-owned subsidiary of the Company, entered into a Trademark and Recipe License Agreement which was subsequently amended and restated on August 27, 2025 (as amended and restated, the “May 2025 License Agreement”) with GTI Core, pursuant to which MC Brands granted to GTI Core an exclusive license to use certain intellectual property related to the incredibles brand in connection with GTI Core’s existing businesses. The consideration payable by GTI Core for the license rights consisted of a monthly license fee, payable in cash, based on sales of products using the licensed intellectual property.

On March 31, 2026, MC Brands and GTI Core entered into an amendment to the May 2025 License Agreement (the “May 2025 License Agreement Amendment”). Pursuant to the May 2025 License Agreement Amendment, commencing on April 1, 2026, the consideration payable by GTI Core for the license rights will consist of an annual cash fee of $6.0 million payable in monthly installments. The annual fee will be increased on January 1 of each year during the term of the May 2025 License Agreement, subject to an annual increase based on published consumer price index changes, subject to a maximum year-over-year increase of 10%. The May 2025 License Agreement Amendment was executed in order to ensure compliance with the listing standards of Nasdaq following discussions between the Company and Nasdaq staff as described under “—Amendment to August 2025 License Agreement” above.

The foregoing summaries of the August 2025 License Agreement Amendment and the May 2025 License Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of the August 2025 License Agreement Amendment and the May 2025 License Agreement Amendment, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and which are incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On April 1, 2026, the Company issued a press release announcing the August 2025 License Agreement Amendment and the May 2025 License Agreement Amendment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment to Trademark and Recipe License Agreement, dated March 31, 2026, by and between VCP IP Holdings, LLC and GTI Core, LLC

10.2	Amendment to Amended and Restated Trademark and Recipe License Agreement, dated March 31, 2026, by and between MC Brands LLC and GTI Core, LLC

99.1*	Press Release of RYTHM, Inc. dated April 1, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYTHM, INC.

Date: April 1, 2026	By:	/s/ Brad Asher
Brad Asher
Chief Financial Officer

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